Exhibit 4.39

Termination Agreement

This Agreement is executed on 19 January 2005 by and among:

Party A: LAHIJI VALE LIMITED (“Party A”)

Registered Address: Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands

Party B: Wang Xiuling (“Party B”)

Address: #101, 7F, Unit 3, Wu Sheng Dong Lane, Chaoyang District, Beijing

Party C: Beijing Lei Ting Wan Jun Network Technology Limited (“Party C”)

Address: Room C610, No.18, Xi Huan Street (S), Beijing Economic-Technological Development Area, Beijing

Whereas:

1.	Party A, Party B, and Party C reached an Exclusive Option Agreement (hereinafter referred to as the “Exclusive Option Agreement”) on 30 November 2004.

2.	Party A, Party B and Party C wish to terminate the said Exclusive Option Agreement.

Now therefore, the Parties agree as follows:

1.	Party A, Party B and Party C agree to terminate the Exclusive Option Agreement which shall automatically become invalid upon the effective date of this Agreement.

2.	Upon the date when the Exclusive Option Agreement becomes invalid, the rights and obligations of Party A, Party B and Party C under the Exclusive Option Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by one Party.

Party A: LAHIJI VALE LIMITED

Authorized Representative:	/s/

Party B:	Wang Xiuling
Signature:	/s/ Wang Xiuling

Party C: Beijing Lei Ting Wan Jun Network Technology Limited

Authorized Representative:	/s/

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